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EXHIBIT 4(d)

                          INVESTMENT ADVISORY AGREEMENT
                       FOR MCBT PAN EUROPEAN MID CAP FUND


         AGREEMENT made this 17th day of August, 2001, by and between Martin Currie Business Trust, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), on behalf of its MCBT Pan European Mid Cap Fund series (the "Fund"), and Martin Currie Global Investors Limited, a Scottish corporation (the "Adviser").


                             W I T N E S S E T H


         WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

         WHEREAS, the Trust desires to retain the Adviser to furnish investment advisory services and certain other services to the Fund;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


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         2. DUTIES OF ADVISER. (a) The Adviser, at its expense, will furnish continuously an investment program for the Fund, will determine, subject to the overall supervision of the Trustees of the Trust, what investments shall be purchased, held, sold or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held uninvested, and shall, on behalf of the Fund, make changes in the investments of the Fund. Subject always to the supervision of the Trustees of the Trust, the Adviser will also manage, supervise and conduct the other affairs and business of the Fund and matters incidental thereto, subject always to the provisions of the Trust's Declaration of Trust and Bylaws and of the 1940 Act. The Adviser, and any affiliate thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered to the Fund hereunder are not impaired.

         (b) The Adviser shall provide, without cost to the Fund all necessary office space and the services of executive personnel for administering the affairs of the Fund.

         (c) The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with issuers, brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek, on behalf of the Fund, the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the financial condition and execution capabilities of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section

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28(e) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Fund or other accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or in terms of all of the accounts over which the Adviser or any affiliate of the Adviser exercises investment discretion.

         3. COMPENSATION OF ADVISER. (a) As full compensation for the services and facilities furnished by the Adviser under this Agreement, the Trust agrees to pay to the Adviser a fee at the annual rate of 1.00% of the Fund's average net asset value. Such fee shall be accrued and payable quarterly. For purposes of calculating such fee, such net asset value shall be determined by taking the average of all determinations of net asset value made in the manner provided in the Fund's current Offering Memorandum and Statement of Additional Information.

        (b) For any period less than a full month during which this Agreement is in effect the compensation payable to the Adviser hereunder shall be prorated according to the proportion which such period bears to a full month.

         (c) The Adviser agrees that if total expenses of the Fund for any fiscal year exceed the permissible limits applicable to the Fund in any state in which the Fund's shares are then qualified for sale, the compensation due the Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof at the time such compensation is payable

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after the end of each calendar month during such fiscal year of the Fund subject to readjustment during the Fund's fiscal year.

         4. LIMITATION OF LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale, or retention of any security on the recommendation of the Adviser; provided, however, that nothing herein contained shall be construed to protect the Adviser against any liability to the Fund by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

         5. TERM AND TERMINATION. (a) This Agreement shall become effective on the date first written above. Unless terminated as herein provided, this Agreement shall remain in full force and effect as to the Fund for two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each continuance is approved (i) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and, in either event, (ii) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         (b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Adviser, on sixty days' written notice to the other party.

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         (c)  This Agreement shall automatically terminate in the event of its  assignment (as defined in the 1940 Act).

     6. USE OF NAME. The Adviser and/or its affiliates own the name "Martin Currie" and the initials "MCBT," which may be used by the Trust only with the consent of the Adviser. The Adviser consents to the use by the Trust of the name "Martin Currie Business Trust" and "MCBT Pan European Mid Cap Fund" or any other name embodying the name "Martin Currie" or the initials "MCBT," into such forms as the Adviser shall in writing approve, but only on condition and so long as (i) this Agreement shall remain in full force and
(ii) the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing authorization by the Adviser to the Trust to use said name and initials as part of a business or name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Adviser and the Trust, the Adviser has the exclusive right so to use, or authorize others to use, said name and initials and the Trust agrees to take such action as may reasonably be requested by the Adviser to give full effect to the provisions of this section (including, without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Adviser made within six months after the Adviser has knowledge of such termination or violation, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the name "Martin Currie" or initials "MCBT" and will not thereafter transact any business in a name containing the name "Martin Currie" or initials "MCBT" in any form or combination whatsoever,

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or designate itself as the same entity as or successor to an entity of such name, or otherwise use the name "Martin Currie" or initials "MCBT" or any other reference to the Adviser. Such covenants on the part of the Trust shall be binding upon it, its trustees, officers, stockholders, creditors and all other persons claiming under or through it.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above

                                                   MARTIN CURRIE BUSINESS TRUST


                                                   By:   /s/  Timothy J.D. Hall
                                                        -----------------------
                                                   Timothy J.D. Hall, President




                                         MARTIN CURRIE GLOBAL INVESTORS LIMITED


                                                 By:   /s/ James K. R. Falconer
                                                         ----------------------
                                                    Name:  James K. R. Falconer
                                                   Title:  Vice President



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                                     NOTICE

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed with respect to the Trust's MCBT Pan European Mid Cap Fund series on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of this instrument are not binding upon the Trustees, officers or holders of shares individually but are binding only upon the assets and property of the MCBT Pan European Mid Cap Fund series.



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